                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 2)*

                               Site Technologies, Inc.
                                   (Name of Issuer)

                              Common Stock no par value
                            (Title of Class of Securities)

                                      247917107
                                    (CUSIP Number)









*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 247917107                     13G                   Page 2 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners V, Limited Partnership
06-1332464
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
Number of            (5) Sole Voting Power              325,289 shares of
Shares                                                  common stock
Bene-
ficially             (6)  Shared Voting Power           Not applicable
Owned by
Each                 (7)  Sole Dispositive Power        325,289 shares of
Reporting                                               common stock
Person
With                 (8)  Shared Dispositive Power      Not applicable

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   325,289 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   3.8%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 247917107                   13G                     Page 3 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Associates V, LLC
06-1462391
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
Number of            (5)  Sole Voting Power             Not applicable
Shares
Bene-                (6)  Shared Voting Power           325,289 shares of
ficially                                                common stock
Owned by
Each                 (7)  Sole Dispositive Power        Not applicable
Reporting
Person               (8)  Shared Dispositive Power      325,289 shares of
With                                                    common stock
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   325,289 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]
--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   3.8%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   OO-LLC

Cusip No. 247917107                   13G                     Page 4 of 19 Pages

--------------------------------------------------------------------------------
1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak V Affiliates Fund, Limited Partnership
06-1334685
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
Number of            (5)  Sole Voting Power             7,312 shares of
Shares                                                  common stock
Bene-
ficially             (6)  Shared Voting Power           Not applicable
Owned by
Each                 (7)  Sole Dispositive Power        7,312 shares of
Reporting                                               common stock
Person
With                 (8)  Shared Dispositive Power      Not applicable
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   7,312 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 247917107                   13G                     Page 5 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak V Affiliates
06-1334686
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

Connecticut
--------------------------------------------------------------------------------
Number of            (5)  Sole Voting Power             Not applicable
Shares
Bene-                (6)  Shared Voting Power           7,312 shares of
ficially                                                common stock
Owned by
Each                 (7)  Sole Dispositive Power        Not applicable
Reporting
Person               (8)  Shared Dispositive Power      7,312 shares of
With                                                    common stock
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   7,312 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 247917107                   13G                     Page 6 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Management Corporation
06-0990851
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
Number of            (5)  Sole Voting Power             Not applicable
Shares
Bene-                (6)  Shared Voting Power           332,601 shares of
ficially                                                common stock
Owned by
Each                 (7)  Sole Dispositive Power        Not applicable
Reporting
Person               (8)  Shared Dispositive Power      332,601 shares of
With                                                    common stock
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   332,601 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   3.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   CO

Cusip No. 247917107                   13G                     Page 7 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Bandel L. Carano
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of            (5)  Sole Voting Power             Not applicable
Shares
Bene-                (6)  Shared Voting Power           332,601 shares of
ficially                                                common stock
Owned by
Each                 (7)  Sole Dispositive Power        Not applicable
Reporting
Person               (8)  Shared Dispositive Power      332,601 shares of
With                                                    common stock
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   332,601 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   3.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 247917107                   13G                     Page 8 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Gerald R. Gallagher
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of            (5)  Sole Voting Power             Not applicable
Shares
Bene-                (6)  Shared Voting Power           332,601 shares of
ficially                                                common stock
Owned by
Each                 (7)  Sole Dispositive Power        Not applicable
Reporting
Person               (8)  Shared Dispositive Power      332,601 shares of
With                                                    common stock
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   332,601 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   3.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 247917107                   13G                     Page 9 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Edward F. Glassmeyer
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of            (5)  Sole Voting Power             Not applicable
Shares
Bene-                (6)  Shared Voting Power           332,601 shares of
ficially                                                common stock
Owned by
Each                 (7)  Sole Dispositive Power        Not applicable
Reporting
Person               (8)  Shared Dispositive Power      332,601 shares of
With                                                    common stock
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   332,601 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   3.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 247917107                   13G                    Page 10 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Fredric W. Harman
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of            (5)  Sole Voting Power             Not applicable
Shares
Bene-                (6)  Shared Voting Power           325,289 shares of
ficially                                                common stock
Owned by
Each                 (7)  Sole Dispositive Power        Not applicable
Reporting
Person               (8)  Shared Dispositive Power      325,289 shares of
With                                                    common stock
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   325,289 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   3.8%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 247917107                   13G                    Page 11 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Ann H. Lamont
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of            (5)  Sole Voting Power             Not applicable
Shares
Bene-                (6)  Shared Voting Power           332,601 shares of
ficially                                                common stock
Owned by
Each                 (7)  Sole Dispositive Power        Not applicable
Reporting
Person               (8)  Shared Dispositive Power      332,601 shares of
With                                                    common stock
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   332,601 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   3.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 247917107                   13G                    Page 12 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Eileen M. More
--------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of            (5)  Sole Voting Power             Not applicable
Shares
Bene-                (6)  Shared Voting Power           332,601 shares of
ficially                                                common stock
Owned by
Each                 (7)  Sole Dispositive Power         Not applicable
Reporting
Person               (8)  Shared Dispositive Power       332,601 shares of
With                                                     common stock
--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   332,601 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   3.9%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

                                                             Page 13 of 19 pages

                                     Schedule 13G
                                   Amendment No. 2
                             Common Stock, No Par Value
                                 CUSIP No. 247917107

Item 1(a)      Name of Issuer:
               Site Technologies, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               380 El Pueblo Road, Suite 100
               Scotts Valley, CA  95066

Item 2(a)      Name of Person filing:

     Oak Investment Partners V, Limited Partnership
     Oak Associates V, LLC
     Oak V Affiliates Fund, Limited Partnership
     Oak V Affiliates
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More

Item 2(b)      Address of Principal Business Office or, if none, Residence:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

Item 2(c)      Citizenship:

     Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)      Title of Class of Securities:

     Common stock, no par value

Item 2(e)      CUSIP Number: 247917107

Item 3         Not Applicable.

Item 4         Ownership.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 8,516,000 shares outstanding as of November 25, 1997, as reported in the Issuer's press release dated November 25, 1997.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5         Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6         Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8         Identification and Classification of Members of the Group.

     Not applicable

Item 9         Notice of Dissolution of Group.

     Not applicable

Item 10        Certification.

     Not applicable

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 12, 1998

                              Oak Investment Partners V,
                              Limited Partnership

                              By:  Oak Associates V, LLC,
                                   As General Partner


                              By:  /s/ Edward F. Glassmeyer
                                   -------------------------
                                   Managing Member

                              Oak Associates V, LLC


                              By:  /s/ Edward F. Glassmeyer
                                   -------------------------
                                   Managing Member

                              Oak V Affiliates Fund, Limited
                              Partnership

                              By:  Oak V Affiliates, As General
                                   Partner

                              By:  /s/ Edward F. Glassmeyer
                                   -------------------------
                                   General Partner

                              Oak V Affiliates


                              By:  /s/ Edward F. Glassmeyer
                                   -------------------------
                                   General Partner

                              OAK MANAGEMENT CORPORATION


                         By:  /s/ Edward F. Glassmeyer
                              -------------------------------
                              Name:     Edward F. Glassmeyer
                              Title:    President



                              /s/ Bandel L. Carano
                              -------------------------------
                              Bandel L. Carano



                              /s/ Fredric W. Harman
                              -------------------------------
                              Fredric W. Harman



                              /s/ Gerald R. Gallagher
                              -------------------------------
                              Gerald R. Gallagher



                              /s/ Edward F. Glassmeyer
                              -------------------------------
                              Edward F. Glassmeyer



                              /s/ Ann H. Lamont
                              -------------------------------
                              Ann H. Lamont



                              /s/ Eileen M. More
                              -------------------------------
                              Eileen M. More

                                  INDEX TO EXHIBITS


                                                                           Page
                                                                           ----

EXHIBIT A           Agreement of Reporting Persons                          18